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                                                                 Exhibit 10(h)

                                WELLS FARGO & COMPANY
                             EXECUTIVE INCENTIVE PAY PLAN

     Wells Fargo & Company (Company) adopted the Executive Incentive Pay Plan
(EIPP) effective January 1, 1981. Effective January 1, 1982, the EIPP was split into two plans - the EIPP covering Executive Vice Presidents and above and the Management Incentive Pay Plan (MIPP) covering other key employees. Effective January 1, 1992, the MIPP was terminated and Senior Vice Presidents became covered under the EIPP. Effective January 1, 1992, the EIPP reads as follows:

     1. PURPOSE

     The purposes of the EIPP are to:

     (A) Promote the interests of the Company.

     (B) Provide incentives and rewards to key executives, as a group and individually, who are largely responsible for the management, growth and profitability of the Company.

     2. ELIGIBILITY AND PARTICIPATION

     (A) The executives eligible for the EIPP are all Senior Vice Presidents and above.

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     (B) No executive shall remain eligible for participation in any calendar year if he/she terminates employment prior to the end of such calendar year for any reason other than normal retirement, death, disability or, with the Personnel Director's approval, involuntary termination without cause.

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     (C) Eligible executives shall be approved for participation by the Chief
Executive Officer or the President of the Company. Participants are approved for each annual plan year and will not be eligible for an award for any year unless explicitly approved for such year. With approval by the Chief Executive Officer or President, participants may participate for part of a plan year on a pro-rata basis.

     (D) No participant shall receive an award from the EIPP if he/she participates in any other Company sponsored incentive, sales or bonus plan unless such participation is approved by the Chief Executive Officer or President of the Company.

     3. DETERMINATION OF THE EIPP POOL

     The total amount of bonuses available for payout (EIPP Pool) shall be determined by the Management Development and Compensation Committee (Committee) of the Board of Directors.

     4. DETERMINATION OF PARTICIPANTS' SHARE OF THE EIPP POOL

     (A) The Committee shall have the sole discretion to determine the share of the EIPP Pool available to the Chief Executive Officer and the President.

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     (B) Upon the recommendation of the Chief Executive Officer, the Committee shall determine the share of the EIPP Pool for each other participant.

     (C) Share awards shall not be determined until after the end of each plan year. No commitment to share awards shall be made prior to such determination unless approved by the Committee.


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     (D) Final payouts are subject to the approval of the Committee and shall occur as soon as practical after the close of the Company's financial books for the year.

     5. DEFERRAL ELECTION

     (A) Each participant in the EIPP may defer part or all of the bonus awarded to him/her with respect to any calendar year by executing the EIPP Deferral Election Forms and delivering them to the Executive Compensation Department no later than the date specified in the notification to the participant of his/her participation for such year, which date shall be

     (i) a date prior to December 31 of the calendar year preceding the year in which the participant may earn a bonus or

     (ii) a date within 30 days following the date of such notification.

     (B) A participant may elect to defer either a specific dollar amount or a percentage of his/her bonus. If the dollar amount to be deferred exceeds the bonus actually awarded, 100% of the bonus will be deferred. Any election to defer a percentage less than 100% of the bonus must be made in multiples of 25% of the bonus.

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The election, once made, shall be irrevocable with respect to the year for which it is made.

     (C) The deferred bonus will be credited to a special book account maintained for each participant and will accrue interest each year, commencing as of March 1 of the year following the

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calendar year in which the bonus is earned.  The rate each year will be equal to the average annual rate for 3-year Treasury Notes for the immediately preceding calendar year. Distribution of the deferred bonus plus accrued interest will be made at such time or times and in such manner as the participant shall specify at the time he/she files the EIPP Deferral Election Forms, subject, however, to such restrictions and limitations as the Committee may from time to time impose.

     6. DEFERRED AMOUNTS

     The obligation to pay the deferred bonus plus interest shall at all times be an unfunded and unsecured obligation of the Company. The participant and his/her beneficiary(ies) shall look exclusively to the general assets of the Company for payment. The participant shall have no right to assign, pledge or encumber his/her interest in the amount credited to the deferred bonus account. The participant may, however, designate one or more beneficiaries to receive the account balance in the event of his/her death.

     7. AMENDMENT/TERMINATION

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     The Company hereby reserves the right to amend the EIPP at any time and in any respect or to discontinue and terminate the EIPP in whole or in part at any time. Amendment or termination may be effective with respect to any amount which has not yet been paid out, except amounts which would have been paid out prior to amendment or termination if no deferral election had been made.

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     No provision of the EIPP shall be deemed to constitute a commitment of the
Company to pay, or to confer any contractual or other rights upon a participant to receive a bonus award for any one or more calendar years or to confer upon any participant any right to continue in the employ of the Company or to constitute any contract or agreement of employment or to interfere in any way with the right of the Company to terminate a participant's employment at any time, with or without cause, but nothing contained herein shall affect any contractual right of a participant pursuant to a written employment agreement.

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Carl E. Reichardt                           Date
Chairman and Chief Executive Officer

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